EXHIBIT 99

TRICON PLEASED WITH PROPOSED AMERISERVE SALE TO MCLANE;
EXPECTS NO MATERIAL FINANCIAL IMPACT ON ITS ON-GOING OPERATIONS

LOUISVILLE, KY (August 18, 2000) -Tricon Global Restaurants, Inc. (NYSE:YUM) said today it is "very pleased" by the announcement that AmeriServe Food Distribution, Inc. has reached a definitive agreement to sell its U.S. distribution business to McLane Company, Inc, a subsidiary of Wal-Mart Stores, Inc.

The proposed agreement provides for an outright purchase of the AmeriServe business by McLane. "This resolution does not require Tricon to take any ownership interest in AmeriServe -which has been our preferred solution since AmeriServe filed for bankruptcy," said David Novak, Chief Executive Officer of Tricon Global Restaurants.

"McLane is a financially solid, world-class distributor with a proven track record of outstanding service, and is a great fit for our system," said Novak. "This arrangement will offer ongoing, high quality service to all our corporate and franchisee restaurants currently served by AmeriServe. McLane now provides distribution services to more than 600 Tricon system restaurants, and its performance has been excellent."

As part of the proposed sale to McLane, Tricon has agreed to an extension of its existing distribution agreement for company-owned restaurants through October 31, 2010, a five-percent increase in distribution fees for company-owned restaurants and a reduction in its payable terms to AmeriServe from 30 to 15 days.

"The distribution agreement changes resulting from this proposed sale will have no material financial impact on Tricon's on-going operations," Novak said. "Once the sale is approved, we look forward to significant, sustainable improvements in our distribution services."

AmeriServe is the principal domestic distributor of supplies to company and franchisee owned Taco Bell, KFC and Pizza Hut restaurants in the United States. Under the terms of the proposed sale, which is subject to U.S. Bankruptcy Court approval, McLane has agreed, subject to satisfaction of certain conditions, to assume the distribution to all restaurants in the Tricon system currently serviced by AmeriServe.

Tricon is the world's largest restaurant company in terms of system units, with more than 30,000 restaurants in over 100 countries and territories. Tricon's three brands, KFC, Pizza Hut and Taco Bell, are the global leaders of the chicken, pizza and Mexican restaurant categories, respectively. Total worldwide system sales were nearly $22 billion in 1999.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, business viability of our key distributor, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.